Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-227384 on Form S-4 of our reports dated March 8, 2018, relating to the consolidated financial statements and financial statement schedule of GAMCO Investors, Inc., and the effectiveness of GAMCO Investors, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GAMCO Investors, Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 27, 2018